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                                  EXHIBIT 99.1



Press Release                                                    March 25, 2004


                    Blue Ridge Energy Restates Prior Results


Blue Ridge Energy, Inc. (OTC Bulletin Board: BREY) announces it is restating its December 31, 2002 financial statements due to a correction of an error, which occurred when capitalized costs were compared to future revenues instead of comparing costs to future net cash flow in determining impairment. During management's review of the balances for December 31, 2003, it was discovered that an impairment of oil and gas properties had occurred in 2001, which should have resulted in an expense of $429,566, net of a tax benefit of $52,751. As a result, the net loss for December 31, 2001, as reported, increased to $685,975 from $256,409, and the net loss for December 31, 2002 decreased to $2,071,829 from $2,132,066.

The December 31, 2002 financial statements will be restated in the December 31, 2003 Form 10-KSB, expected to be filed with the SEC on March 30, 2004, as follows:

o Beginning Accumulated Deficit will be increased by $429,566, from $2,674,996 to $3,104,562 as a result of the 2001 corrections discussed above.

o Depreciation, depletion and amortization expense is reduced by $89,220, from $616,823 to $527,603, as a result of the lower carrying value of the property in 2002.

o The impairment expense is reduced by $23,768, from $185,000 to $161,232, again as a result of the lower carrying value of the property in 2002.

o The tax provision benefit is reduced to zero from $52,751, as a result of the abovementioned benefit recognized in 2001.

o The positive net result of $60,237 reduces the 2002 net loss from $2,132,066 to $2,071,829.

o Property and Equipment is reduced by $369,329, from $1,319,123 to $949,794 as a net result of the impairment.